EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 dated June 18, 1998 of our report, which includes an explanatory paragraph referring to the restatement of the financial statements as of and for the year ended December 31, 1995 for the 1996 combination accounted for in a manner similar to a pooling of interest and referring to the work of other auditors on the separate consolidated financial statements of Smoky Mountain Bancorp, Inc., dated February 6, 1997, on our audit(s) of the financial statements and the financial statements schedules of BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.). We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P.

Knoxville, Tennessee
June 17, 1998